Oregon Pacific Bancorp Announces Stock Repurchase

FLORENCE, OR -- 07/27/2007 -- Oregon Pacific Bancorp. (OTCBB: OPBP). James P. Clark, President and Chief Executive Officer of Oregon Pacific Bancorp (the "Company") and its subsidiary Oregon Pacific Bank, announced today that its Board of Directors has authorized a stock repurchase program to repurchase shares for an aggregate amount of up to $500,000. Purchases will be funded from available cash.

Mr. Clark stated, "The repurchase plan was initiated as the Company believes the value of the stock exceeds the amount which recent sales indicate. The timing and amount of specific repurchases will be at the discretion of Company management and will depend on a variety of factors including the stock price and other market and economic conditions. The stock repurchase program may be suspended or discontinued at any time."

Oregon Pacific Bancorp is a Florence-based financial holding company with total assets of $155 million which operates 4 banking centers in Oregon. The Company's common stock is traded on the over-the-counter bulletin board under the symbol "OPBP."

For More Information Contact:

James P. Clark
President & Chief Executive Officer
(541) 997-7121